Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT
TO THE
TWENTY FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACTELIS NETWORKS, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Actelis Networks, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On November 7, 2025 the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following second amendment (the “Second Amendment”) to the Corporation’s Twenty Fourth Amended and Restated Certificate of Incorporation (the “Certificate”).

B. Article IV Section 3 of the Certificate is hereby amended by adding the following paragraph at the end thereof:

“As of 8:00 a.m. Eastern Standard Time on November 18, 2025 (the “Second Reverse Split Date”), each ten shares of Common Stock issued and outstanding immediately prior to the Second Reverse Split Date (referred to in this paragraph as the “Old Common Stock”) automatically and without any action on the part of the Corporation or any holder thereof will be reclassified and changed into one share of new Common Stock, par value $0.0001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below and the number of authorized shares of the Corporation’s common stock under our Certificate. Each holder of a certificate or certificates that immediately prior to the Second Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Second Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such stockholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificates shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all of his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Second Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.”

C. This Second Amendment to the Certificate has been duly approved and adopted by the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Certificate, to be signed by a duly authorized officer of the Corporation on this 14th day of November.

ACTELIS NETWORKS, INC.
By:	/s/ Tuvia Barlev
Name:	Tuvia Barlev
Title:	Chief Executive Officer